Exhibit 99.1

Adient announces Rick T. Dillon to join automotive seat supplier’s Board of Directors

PLYMOUTH, Mich., May 3, 2021 – Adient (NYSE: ADNT), a global leader in automotive seating, today announced the appointment of Rick T. Dillon to Adient's Board of Directors, effective May 3, 2021.

"We are pleased to have Rick join Adient’s Board of Directors. His experience as a successful CFO and numerous other accomplishments complement our board's skills and strengthen our resolve to enhance shareholder value," said Doug Del Grosso, Adient president and chief executive officer.

Dillon currently serves as the executive vice president and chief financial officer of Enerpac Tool Group, a premier global industrial tools and services company. Prior to joining Enerpac in 2016, he was the executive vice president and chief financial officer of Century Aluminum Co.

Prior to that, Dillon served in several leadership roles at Joy Global Inc., including vice president of finance for its global surface mining group and vice president, controller and chief accounting officer. Prior to joining Joy Global, Dillon served as vice president of business planning and analysis and vice president, controller and chief accounting officer at Newell Brands and vice president, controller and chief accounting officer at Briggs & Stratton Corporation.

Dillon is a member of the Marquette University Board of Trustees and the College of Business Administration Leadership Council. He also serves on the board of directors of College Possible Milwaukee, a national organization dedicated to making college admission and success possible for low-income and underrepresented students.

His leadership was recognized with the 2019 Milwaukee Business Journal’s CFO of the Year Award.

Dillon is a graduate of Marquette University’s College of Business, earning an Honors B.S. in Accounting. He earned a Master of Business Administration from the Kellogg School of Management at Northwestern University and he is a licensed Certified Public Accountant.

Adient / Page 2

About Adient:

Adient (NYSE: ADNT) is a global leader in automotive seating. With approximately 77,000 employees in 32 countries, Adient operates 202 manufacturing/assembly plants worldwide. We produce and deliver automotive seating for all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat-making process. Our integrated, in-house skills allow us to take our products from research and design to engineering and manufacturing — and into more than 19 million vehicles every year. For more information on Adient, please visit www.adient.com.

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CONTACT

Mary Kay Dodero
T +1 734.386.6253
Mary.Kay.Dodero@adient.com

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